Exhibit 99.1

TPG Specialty Lending Announces Senior Management Changes

NEW YORK—(BUSINESS WIRE)—July 31, 2015—TPG Specialty Lending, Inc. (NYSE: TSLX, or the “Company”), announced today the following changes to the Company’s management team. Alan Kirshenbaum has notified the Company of his intention to step down as Chief Financial Officer, effective no earlier than October 2, 2015, to pursue a new career opportunity. Upon his departure, Robert (Bob) Ollwerther, the Company’s Chief Operating Officer, will assume the role of interim Chief Financial Officer, pending a resolution by the Company’s Board of Directors. During the transition, Ollwerther will continue to serve as TPG Specialty Lending, Inc.’s Chief Operating Officer.

Kirshenbaum will remain Chief Financial Officer of the Company through his departure date, and will play an advisory role in the third quarter close to facilitate a seamless transition. Kirshenbaum has spent the past four years with TPG Special Situations Partners (“TSSP”), the dedicated special situations and credit platform of TPG. Effective immediately, the Company will begin an internal and external search to identify a permanent Chief Financial Officer.

“Throughout our four year investment and operating history, TSLX has prudently built a scaled portfolio and originations platform, led by a dedicated team of investment and operating professionals. We attribute our strong track record since inception to our team’s expertise in selecting, structuring, and managing investments with high quality risk-adjusted returns, our commitment to sound valuation and financial tenets, and the alignment of interest we foster with our investors,” said TPG Specialty Lending’s Chairman and Co-Chief Executive Officer, Joshua Easterly. “Bob is a seasoned executive and valued member of the TSLX team, and we are fortunate to have him serve as our Chief Operating Officer and interim CFO. I look forward to continuing to partner with Bob as we execute on our long-term, strategic objectives.”

Easterly added, “We thank Alan for his valuable contributions to TSLX, including his leadership throughout our inaugural six quarters as a public company, and we wish him well in his future endeavors.”

Ollwerther joined TSLX as Chief Operating Officer in 2014. Prior to TSLX, Ollwerther was an Advisor to TSSP. He was previously the Chief Operating Officer of Avenue Capital Group, a global alternative asset manager with approximately $13 billion under management. Before that, Ollwerther was a Managing Director at Merrill Lynch where he spent 25 years in a variety of positions, including Chief Operating Officer for the Hedge Fund Development and Management Group; Chief Financial Officer for Europe, Middle East and Africa; Chief Financial Officer for Latin America and Canada; Chief Financial Officer for Global Equities; and Head of International and Institutional Internal Audit. Ollwerther received a B.S. in Accounting from Fairfield University and an M.B.A. from NYU Stern School of Business. He is a Certified Public Accountant.

The Company will release its second quarter 2015 earnings on Tuesday, August 4, 2015, after the market closes.

ABOUT TPG SPECIALTY LENDING, INC.

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. TSLX seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. TSLX has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, an SEC-registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit www.tpgspecialtylending.com.

Source: TPG Specialty Lending, Inc.

Investors Contact:

TSLX Investor Relations

212-430-4119

IRTSL@tpg.com

Media Contact:

TPG External Affairs

Luke Barrett

212-601-4752

LBarrett@tpg.com

or

Owen Blicksilver PR, Inc.

Jennifer Hurson

845-507-0571

jennifer@blicksilverpr.com